EXHIBIT 1.1

EXECUTION COPY

3,100,000 Shares

Salem Communications Corporation

Common Stock

UNDERWRITING AGREEMENT

April 29, 2004

Credit Suisse First Boston LLC

Deutsche Bank Securities Inc.

UBS Securities LLC

Jefferies & Company, Inc.

SunTrust Capital Markets, Inc.

As Representatives of the Several Underwriters,

c/o Credit Suisse First Boston LLC,

Eleven Madison Avenue,

New York, N.Y. 10010-3629

Dear Sirs:

1. Introductory. Salem Communications Corporation, a Delaware corporation (“Company”) proposes to issue and sell 2,325,000 shares of its Class A common stock, $.01 par value per share (“Securities”), and the stockholders listed in Schedule A hereto (“Selling Stockholders”) propose severally to sell an aggregate of 775,000 outstanding shares of the Securities (such 3,100,000 shares of Securities being hereinafter referred to as the “Firm Securities”). The Company also proposes to sell to the Underwriters, at the option of the Underwriters, an aggregate of not more than 175,000 additional shares of its Securities and the Selling Stockholders also propose to sell to the Underwriters, at the option of the Underwriters, an aggregate of not more than 225,000 additional outstanding shares of the Securities, as set forth below (such 400,000 additional shares being hereinafter referred to as the “Optional Securities”). The Firm Securities and the Optional Securities are herein collectively called the “Offered Securities”. The Company and the Selling Stockholders hereby agree with the several Underwriters named in Schedule B hereto (“Underwriters”) for whom you are acting as representatives (the “Representatives”) as follows:

2. Representations and Warranties of the Company and the Selling Stockholders. (a) The Company represents and warrants to, and agrees with, the several Underwriters that:

(i) A registration statement (No. 333-86580) relating to the Offered Securities, including prospectus, has been filed with the Securities and Exchange Commission (“Commission”) and either (A) has been declared effective under the Securities Act of 1933 (“Securities Act”) and is not proposed to be amended or (B) is proposed to be amended by amendment or post-effective amendment. If such registration statement (the “initial registration statement”) has been declared effective, either (A) an additional registration statement (the “additional registration statement”) relating to the Offered Securities may have been filed with the Commission pursuant to Rule 462(b) (“Rule 462(b)”) under the Securities Act and, if so filed, has become effective upon filing pursuant to Rule 462(b) and the Offered Securities all have been duly registered under the

Securities Act pursuant to the initial registration statement and, if applicable, the additional registration statement or (B) such an additional registration statement is proposed to be filed with the Commission pursuant to Rule 462(b) and will become effective upon filing pursuant to such Rule and upon such filing the Offered Securities will all have been duly registered under the Securities Act pursuant to the initial registration statement and such additional registration statement. If the Company does not propose to amend the initial registration statement or if an additional registration statement has been filed and the Company does not propose to amend it, and if any post-effective amendment to either such registration statement has been filed with the Commission prior to the execution and delivery of this Agreement, the most recent amendment (if any) to each such registration statement has been declared effective by the Commission or has become effective upon filing pursuant to Rule 462(c) (“Rule 462(c)”) under the Securities Act or, in the case of the additional registration statement, Rule 462(b). For purposes of this Agreement, “Effective Time” with respect to the initial registration statement or, if filed prior to the execution and delivery of this Agreement, the additional registration statement means (A) if the Company has advised the Representatives that it does not propose to amend such registration statement, the date and time as of which such registration statement, or the most recent post-effective amendment thereto (if any) filed prior to the execution and delivery of this Agreement, was declared effective by the Commission or has become effective upon filing pursuant to Rule 462(c), or (B) if the Company has advised the Representatives that it proposes to file an amendment or post-effective amendment to such registration statement, the date and time as of which such registration statement, as amended by such amendment or post-effective amendment, as the case may be, is declared effective by the Commission. If an additional registration statement has not been filed prior to the execution and delivery of this Agreement but the Company has advised the Representatives that it proposes to file one, “Effective Time” with respect to such additional registration statement means the date and time as of which such registration statement is filed and becomes effective pursuant to Rule 462(b). “Effective Date” with respect to the initial registration statement or the additional registration statement (if any) means the date of the Effective Time thereof. The initial registration statement, as amended at its Effective Time, including all material incorporated by reference therein, including all information contained in the additional registration statement (if any) and deemed to be a part of the initial registration statement as of the Effective Time of the additional registration statement pursuant to the General Instructions of the Form on which it is filed and including all information (if any) deemed to be a part of the initial registration statement as of its Effective Time pursuant to Rule 430A(b) (“Rule 430A(b)”) under the Securities Act, is hereinafter referred to as the “Initial Registration Statement”. The additional registration statement, as amended at its Effective Time, including the contents of the initial registration statement incorporated by reference therein and including all information (if any) deemed to be a part of the additional registration statement as of its Effective Time pursuant to Rule 430A(b), is hereinafter referred to as the “Additional Registration Statement”. The Initial Registration Statement and the Additional Registration are hereinafter referred to collectively as the “Registration Statements” and individually as a “Registration Statement”. The form of prospectus relating to the Offered Securities, as first filed with the Commission pursuant to and in accordance with Rule 424(b) (“Rule 424(b)”) under the Securities Act or (if no such filing is required) as included in a Registration Statement, including all material incorporated by reference in such prospectus, is hereinafter referred to as the “Prospectus”. No document has been or will be prepared or distributed in reliance on Rule 434 under the Securities Act.

(ii) On the Effective Date of the Initial Registration Statement, the Initial Registration Statement conformed in all respects to the requirements of the Securities Act and the rules and regulations of the Commission (“Rules and Regulations”) and did not include any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, (B) on the Effective Date of the Additional Registration Statement (if any), each Registration Statement conformed or will conform, in all respects to the requirements of the Securities Act and the Rules and Regulations and did not include, or will not include, any untrue statement of a material fact and did not omit, or will not omit, to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and (C) on the date of this Agreement, the Initial

Registration Statement and, if the Effective Time of the Additional Registration Statement is prior to the execution and delivery of this Agreement, the Additional Registration Statement each conforms, and at the time of filing of the Prospectus pursuant to Rule 424(b) or (if no such filing is required) at the Effective Date of the Additional Registration Statement in which the Prospectus is included, each Registration Statement and the Prospectus will conform, in all respects to the requirements of the Securities Act and the Rules and Regulations, and none of such documents includes, or will include, any untrue statement of a material fact or omits, or will omit, to state any material fact required to be stated therein or necessary to make the statements therein not misleading. The preceding sentence does not apply to statements in or omissions from a Registration Statement or the Prospectus based upon written information furnished to the Company by any Underwriter through the Representatives specifically for use therein, it being understood and agreed that the only such information is that described as such in Section 7(c) hereof. The Company’s Annual Report on Form 10-K most recently filed with the Commission and all subsequent reports (collectively, the “Exchange Act Reports”) which have been filed by the Company with the Commission or sent to stock holders pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), when they were filed with the Commission, conformed in all material respects to the requirements of the Exchange Act and the rules and regulations of the Commission thereunder.

(iii) The Company has been duly incorporated, validly existing and in good standing under the laws of the State of Delaware, with power and authority (corporate and other) to own its properties and conduct its business as described in the Prospectus; and the Company is duly qualified to do business as a foreign corporation in good standing in all other jurisdictions in which its ownership or lease of property or the conduct of its business requires such qualification, except where the failure to be so qualified would not, individually or in the aggregate, have a material adverse effect on the management, business, condition (financial or otherwise), prospects or results of operations of the Company and its subsidiaries, taken as a whole (any such event, a “Material Adverse Effect”).

(iv) Each subsidiary of the Company has been duly incorporated or organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation, with power and authority (corporate, limited partnership or limited liability company and other) to own its properties and conduct its business as described in the Prospectus; and each subsidiary of the Company is duly qualified to do business as a foreign corporation limited partnership or limited liability company, as applicable, in good standing in all other jurisdictions in which its ownership or lease of property or the conduct of its business requires such qualification; all of the issued and outstanding capital stock, membership interests or limited partnership interests of each subsidiary of the Company have been duly authorized and validly issued and are fully paid and nonassessable and were not issued in violation of any preemptive or similar rights; and the capital stock of each subsidiary owned by the Company, directly or through subsidiaries, is owned free from liens, encumbrances and defects, except as set forth in the Prospectus. All of the subsidiaries of the Company are listed in Schedule C attached hereto (the “Subsidiaries”). Except for the Subsidiaries or as disclosed in the Offering Document, the Company does not own, directly or indirectly, any shares of capital stock or any other equity or long-term debt securities or have any equity interest in any firm, partnership, joint venture or other entity.

(v) As of the Closing Date, the Company will have the authorized, issued and outstanding capitalization set forth in the Prospectus (except for issuances of the Securities subsequent to March 31, 2004 pursuant to stock option exercises under plans existing on such date). Except as set forth in the Prospectus, there are no (A) options, warrants or other rights to purchase, (B) agreements or other obligations to issue or (C) other rights to convert any obligation into, or exchange any securities for, shares of capital stock of or ownership interests in the Company or any of its subsidiaries outstanding in each case, to which the Company or any of its subsidiaries is a party.

(vi) The Securities offered by the Company hereunder will be duly authorized and, when issued and delivered to the Underwriters against payment therefor in accordance with the terms hereof, will be validly issued, fully paid and nonassessable and conform to the description thereof contained in the

Prospectus; the Securities offered by the Selling Stockholders hereunder and all other outstanding shares of capital stock of the Company have been duly authorized and validly issued, fully paid and nonassessable, were not issued in violation of any preemptive or similar rights and conform to the description thereof contained in the Prospectus; and the stockholders of the Company have no preemptive rights with respect to the Securities.

(vii) Except as disclosed in the Prospectus, there are no contracts, agreements or understandings between the Company and any person that would give rise to a valid claim against the Company or any Underwriter for a brokerage commission, finder’s fee or other like payment in connection with this offering.

(viii) There are no contracts, agreements or understandings between the Company and any person granting such person the right to require the Company to file a registration statement under the Securities Act with respect to any securities of the Company owned or to be owned by such person or to require the Company to include such securities in the securities registered pursuant to a Registration Statement or in any securities being registered pursuant to any other registration statement filed by the Company under the Securities Act.

(ix) The Securities are quoted on the Nasdaq Stock Market’s National Market.

(x) The Company has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. This Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Company. This Agreement has been duly and validly authorized, executed and delivered by the Company.

(xi) No consent, approval, authorization, or order of, or filing with, any governmental agency or body or any court is required to be obtained or made by the Company for the consummation of the transactions contemplated by this Agreement in connection with the sale of the Offered Securities, except such as have been obtained and made under the Securities Act and such as may be required under state securities laws. None of the Company or the Subsidiaries is (1) in violation of its certificate of incorporation or bylaws (or similar organizational documents for any subsidiary), (2) in breach or violation of any statute, judgment, decree, order, rule or regulation applicable to any of them or any of their respective properties or assets, except for any such breach or violation which would not, individually or in the aggregate, have a Material Adverse Effect, or (3) in breach of or default under (nor has any event occurred which, with notice or passage of time or both, would constitute a default under) or in violation of any of the terms or provisions of any indenture, mortgage, deed of trust, loan agreement, note, lease, license, franchise agreement, permit, certificate, contract or other agreement or instrument to which any of them is a party or to which any of them or their respective properties or assets is subject (collectively, “Contracts”), except for any such breach, default, violation or event which would not, individually or in the aggregate, have a Material Adverse Effect.

(xii) The execution, delivery and performance by the Company and the consummation of the transactions contemplated hereby will not conflict with or constitute or result in a breach of or a default under (or an event which with notice or passage of time or both would constitute a default under) or violation of any of (i) the terms or provisions of any Contract, except for any such conflict, breach, violation, default or event which would not, individually or in the aggregate, have a Material Adverse Effect, (ii) the certificate of incorporation or bylaws (or similar organizational documents) of the Company or any of the Subsidiaries, or (iii) (assuming compliance with all applicable state securities or “Blue Sky” laws or such as may be required under the Securities Act) any statute, judgment, decree, order, rule or regulation applicable to the Company or any of the Subsidiaries or any of their respective properties or assets, except for any such conflict, breach or violation which would not, individually or in the aggregate, have a Material Adverse Effect.

(xiii) The audited consolidated financial statements of the Company and its subsidiaries included or incorporated by reference in the Prospectus present fairly in all material respects the financial position, results of operations and cash flows of the Company and its subsidiaries at the dates and for the periods to which they relate and have been prepared in accordance with United States generally accepted accounting principles applied on a consistent basis, except as otherwise stated therein. The summary and selected financial and statistical data included or incorporated by reference in the Prospectus present fairly in all material respects the information shown therein and have been prepared and compiled on a basis consistent with the audited financial statements included or incorporated by reference in the Prospectus, except as otherwise stated therein. Ernst & Young LLP (the “Independent Accountants”) is an independent public accounting firm with respect to the Company and its subsidiaries within the meaning of the Securities Act and the rules and regulations thereunder.

(xiv) There is not pending (or in the case of the Federal Communications Commission (the “FCC”), of which the Company has knowledge) or, to the knowledge of the Company or any Subsidiary, threatened any action, suit, proceeding, inquiry or investigation to which the Company or any of the Subsidiaries is a party, or to which the property or assets of the Company or any of the Subsidiaries is subject, before or brought by any court, arbitrator or governmental agency or body, including, but not limited to, the FCC, which could reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect or which seeks to restrain, enjoin, prevent the consummation of or otherwise challenge the issuance or sale of the Offered Securities or the consummation of the other transactions relating thereto as described in the Prospectus.

(xv) Each of the Company and the Subsidiaries possesses all licenses, permits, certificates, consents, orders, approvals and other authorizations from, and has made all declarations and filings with, all federal, state, local and other governmental authorities (including, but not limited to, the FCC), all self-regulatory organizations and all courts and other tribunals, presently required or necessary to own or lease, as the case may be, and to operate its respective properties and to carry on its respective businesses as now conducted as set forth in the Prospectus (“Permits”), except where the failure to obtain such Permits would not, individually or in the aggregate, have a Material Adverse Effect; each of the Company and the Subsidiaries has fulfilled and performed all of its obligations with respect to such Permits and no event has occurred which allows, or after notice or lapse of time would allow, revocation or termination thereof or results in any other material impairment of the rights of the holder of any such Permit, except where the failure to fulfill or perform such obligations or the occurrence of any such event would not, individually and in the aggregate, have a Material Adverse Effect; and none of the Company or the Subsidiaries has received any notice of any proceeding relating to revocation or modification of any such Permit, except as described in the Prospectus and except where such revocation or modification would not, individually or in the aggregate, have a Material Adverse Effect.

(xvi) Since the date of the most recent financial statements included or incorporated by reference in the Prospectus, except as described in the Prospectus, (i) there has not been any material adverse change or any development involving a prospective material adverse change in or effecting the management, business, condition (financial or otherwise), prospects or results of operations of the Company and the Subsidiaries taken as a whole, whether or not occurring in the ordinary course of business, (ii) none of the Company or the Subsidiaries has incurred any liabilities or obligations, direct or contingent, or entered into or agreed to enter into any transactions or contracts (written or oral) not in the ordinary course of business which liabilities, obligations, transactions or contracts would, individually or in the aggregate, be material to the management, business, condition (financial or otherwise), prospects or results of operations of the Company and the Subsidiaries, taken as a whole, (iii) none of the Company or the Subsidiaries has purchased any of its outstanding capital stock, and the Company has not declared, paid or otherwise made any dividend or distribution of any kind on its capital stock, and (iv) there shall not have been any material change in the capital stock or long-term indebtedness of the Company or the Subsidiaries. The Company and the Subsidiaries have no material contingent obligations which are not disclosed in the financial statements which are included or incorporated by reference in the Prospectus.

(xvii) Each of the Company and the Subsidiaries has filed all necessary federal, state and foreign income and franchise tax returns, except where the failure to so file such returns would not, individually or in the aggregate, have a Material Adverse Effect, and has paid within the required time (including any extension period) all taxes shown as due thereon; and other than tax deficiencies which the Company or any Subsidiary is contesting in good faith and for which the Company or such Subsidiary has provided adequate reserves, there is no tax deficiency that has been asserted against the Company or any of the Subsidiaries that would have, individually or in the aggregate, a Material Adverse Effect.

(xviii) The statistical and market-related data included or incorporated by reference in the Prospectus are based on or derived from sources which the Company and the Subsidiaries believe to be reliable and accurate.

(xix) None of the Company, the Subsidiaries or any agent acting on their behalf has taken or will take any action that might cause this Agreement or the sale of the Offered Securities to violate Regulation T, U or X of the Board of Governors of the Federal Reserve System, in each case as in effect, or as the same may hereafter be in effect, on the Closing Date.

(xx) Each of the Company and the Subsidiaries has good and marketable title to all real property and good title to all personal property described in the Prospectus as being owned by it and good and marketable title to a leasehold estate in the real and personal property described in the Prospectus as being leased by it free and clear of all liens, charges, encumbrances or restrictions, except as described in the Prospectus or to the extent the failure to have such title or the existence of such liens, charges, encumbrances or restrictions would not, individually or in the aggregate, have a Material Adverse Effect. All leases, contracts and agreements to which the Company or any of the Subsidiaries is a party or by which any of them is bound are valid and enforceable against the Company or such Subsidiary, and, to the knowledge of the Company or any Subsidiary, are valid and enforceable against the other party or parties thereto, in each case, except as such enforceability may be subject to (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights generally and (ii) general principles of equity and the discretion of the court before which any proceeding therefor may be brought; all leases, contracts and agreements to which the Company or any of the Subsidiaries is a party or by which any of them is bound are in full force and effect, in each case, with only such exceptions as would not, individually or in the aggregate, have a Material Adverse Effect.

(xxi) There are no legal or governmental proceedings (or, in the case of the FCC, of which the Company or any Subsidiary has knowledge) involving or affecting the Company or any Subsidiary or any of their respective properties or assets which would be required to be described in the Prospectus pursuant to the Securities Act that are not so described therein, nor are there any material contracts or other documents required to be described in the Prospectus pursuant to the Securities Act that are not so described (including by incorporation) therein.

(xxii) Except as would not, individually or in the aggregate, have a Material Adverse Effect, (i) each of the Company and the Subsidiaries is in compliance with and not subject to liability under applicable Environmental Laws (as defined below), (ii) each of the Company and the Subsidiaries has made all filings and provided all notices required under any applicable Environmental Law, and has and is in compliance with all Permits required under any applicable Environmental Laws and each of them is in full force and effect, (iii) there is no civil, criminal or administrative action, suit, demand, claim, hearing, notice of violation, investigation, proceeding, notice or demand letter or request for information pending or, to the knowledge of the Company or any of the Subsidiaries, threatened against the Company or any of the Subsidiaries under any Environmental Law, (iv) no lien, charge, encumbrance or restriction has been recorded under any Environmental Law with respect to any assets, facility or property owned, operated, leased or controlled by the Company or any of the Subsidiaries, (v) none of the Company or the Subsidiaries has received notice that it has been identified as a potentially responsible party under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (“CERCLA”), or any comparable state law, and (vi) no property or facility of the Company or any of the

Subsidiaries (A) is listed or proposed for listing on the National Priorities List under CERCLA or (B) is listed in the Comprehensive Environmental Response, Compensation, Liability Information System List promulgated pursuant to CERCLA, or on any comparable list maintained by any state or local governmental authority.

For purposes of this Agreement, “Environmental Laws” means the common law and all applicable federal, state and local laws or regulations, codes, orders, decrees, judgments or injunctions issued, promulgated, approved or entered thereunder, relating to pollution or protection of public or employee health and safety or the environment, including, without limitation, laws relating to (i) emissions, discharges, releases or threatened releases of hazardous materials into the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata), (ii) the manufacture, processing, distribution, use, generation, treatment, storage, disposal, transport or handling of hazardous materials and (iii) underground and above ground storage tanks and related piping, and emissions, discharges, releases or threatened releases therefrom.

(xxiii) There is no strike, labor dispute, slowdown or work stoppage with the employees of the Company or any of the Subsidiaries which is pending or, to the knowledge of the Company or any of the Subsidiaries, threatened that would, individually or in the aggregate, result in a Material Adverse Effect.

(xxiv) Each of the Company and the Subsidiaries owns, or possesses adequate licenses or other rights, or can acquire on reasonable terms, the right to use all trademarks, trade names and other rights to inventions, know-how, patents, copyrights, confidential information and other intellectual property necessary to conduct the business now operated by them as described in the Prospectus, except where such failure would not, individually or in the aggregate, have a Material Adverse Effect; none of the Company or any Subsidiary has received any notice of infringement of or conflict with (and knows of any such infringement of or conflict with) asserted rights of others with respect to any intellectual property rights that, if determined adversely to the Company or any of the Subsidiaries, would, individually or in the aggregate, have a Material Adverse Effect.

(xxv) Each of the Company and the Subsidiaries carries insurance in such amounts and covering such risks as is adequate, in the Company’s reasonable business judgment, for the conduct of its business and the value of its properties.

(xxvi) None of the Company or the Subsidiaries has any liability for any prohibited transaction between the Company or the Subsidiaries and a plan maintained by the Company or the Subsidiaries, other than a prohibited transaction which would not result in material liability to the Company or the Subsidiaries, or funding deficiency or any complete or partial withdrawal liability with respect to any pension, profit sharing or other plan which is subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), to which the Company or any of the Subsidiaries makes or ever has made a contribution and in which any employee of the Company or of any Subsidiary is or has ever been a participant. With respect to such plans, each of the Company and the Subsidiaries is in compliance in all material respects with all applicable provisions of ERISA.

(xxvii) Each of the Company and the Subsidiaries (1) makes and keeps accurate books and records and (2) maintains internal accounting controls which provide reasonable assurance that (A) transactions are executed in accordance with management’s authorization, (B) transactions are recorded as necessary to permit preparation of its financial statements in accordance with United States generally accepted accounting principles and to maintain accountability for its assets, (C) access to its assets is permitted only in accordance with management’s authorization and (D) the reported accounting for its assets is compared with existing assets at reasonable intervals.

(xxviii) The Company is not and, after giving effect to the offering and sale of the Offered Securities and the application of the proceeds thereof as described in the Prospectus, will not be an “investment company” or “promoter” or “principal underwriter” for an “investment company,” as such terms are defined in the Investment Company Act of 1940, as amended (the “1940 Act”), and the rules and regulations thereunder.

(xxix) None of the Company or the Subsidiaries has taken, nor will any of them take, directly or indirectly, any action designed to, or that might be reasonably expected to, cause or result in stabilization or manipulation of the price of the Offered Securities.

(xxx) To the Company’s or any Subsidiary’s knowledge, there are no affiliations or associations between any member of the National Association of Securities Dealers, Inc. and any of the Company’s or such Subsidiary’s officers, directors or 5% or greater security holders.

(xxxi) The Company is subject to the reporting requirements of either Section 13 or Section 15(d) of the Exchange Act and files reports with the Commission on the Electronic Data Gathering, Analysis, and Retrieval (EDGAR) System.

(xxxii) To the best of the Company’s knowledge, it is in material compliance with applicable provisions of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated in connection therewith (the “Sarbanes-Oxley Act”) that are currently effective, including Section 402 thereof related to loans and Sections 302 and 906 thereof related to certification; and the Company is actively taking steps to ensure that it will be in material compliance with other applicable provisions of the Sarbanes-Oxley Act upon the effectiveness of such provisions.

(xxxiii) Any certificate signed by any officer of the Company or any Subsidiary and delivered to any Underwriter or to counsel for the Underwriters shall be deemed a joint and several representation and warranty by the Company and each of the Subsidiaries to each Underwriter as to the matters covered thereby.

(b) Each Selling Stockholder, severally and not jointly, represents and warrants to, and agrees with, the several Underwriters that:

(i) Such Selling Stockholder has and on each Closing Date hereinafter mentioned will have valid and unencumbered title to the Offered Securities to be delivered by such Selling Stockholder on such Closing Date and full right, power and authority to enter into this Agreement and to sell, assign, transfer and deliver the Offered Securities to be delivered by such Selling Stockholder on such Closing Date hereunder; and upon the delivery of and payment for the Offered Securities on each Closing Date hereunder the several Underwriters will acquire valid and unencumbered title to the Offered Securities to be delivered by such Selling Stockholder on such Closing Date.

(ii) (A) On the Effective Date of the Initial Registration Statement, the information relating to such Selling Stockholder set forth in the Initial Registration Statement did not include any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, (B) on the Effective Date of the Additional Registration Statement (if any), the information relating to such Selling Stockholder set forth in each Registration Statement did not include, or will not include, any untrue statement of a material fact and did not omit, or will not omit, to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and (C) on the date of this Agreement, the information relating to such Selling Stockholder set forth in the Initial Registration Statement and, if the Effective Time of the Additional Registration Statement is prior to the execution and delivery of this Agreement, the information relating to such Selling Stockholder set forth in the Additional Registration Statement, and at the time of filing of the Prospectus pursuant to Rule 424(b) or (if no such filing is required) at the Effective Date of the Additional Registration Statement in which the Prospectus is included, the information relating to such Selling Stockholder set forth in each Registration Statement and the Prospectus does not include, or will not include, any untrue statement of a material fact or does not omit, or will not omit, to state any material fact required to be stated therein or necessary to make the statements therein not misleading. This subsection (ii) applies only to statements in or omissions from a Registration Statement or the Prospectus based upon information furnished in writing to the Company by such Selling Stockholder specifically for use therein; it being understood and agreed that the only such information furnished to the Company by any Selling Stockholder consists of the name of such Selling Stockholder, the number of Offered Securities to be offered by such Selling Stockholder and the address and other information with respect to such Selling Stockholder (excluding any percentages), which appear under the captions “Selling Security Holders” and “Selling Stockholders” in the Prospectus and the prospectus supplement thereto, respectively.

(iii) Except as disclosed in the Prospectus, there are no contracts, agreements or understandings between such Selling Stockholder and any person that would give rise to a valid claim against such Selling Stockholder or any Underwriter for a brokerage commission, finder’s fee or other like payment in connection with this offering.

(iv) (A) Such Selling Stockholder has reviewed the Registration Statement and the representations and warranties of the Company contained in this Section 2 and has no reason to believe that such representations and warranties are not true and correct and (B) the sale of the Offered Securities by such Selling Stockholder pursuant hereto is not prompted by any information concerning the Company or any of its subsidiaries which is not set forth in the Prospectus or any supplement thereto.

3. Purchase, Sale and Delivery of Offered Securities. On the basis of the representations, warranties and agreements herein contained, but subject to the terms and conditions herein set forth, the Company and each Selling Stockholder agree, severally and not jointly, to sell to each Underwriter, and each Underwriter agrees, severally and not jointly, to purchase from the Company and each Selling Stockholder, at a purchase price of $28.50 per share, that number of Firm Securities (rounded up or down, as determined by Credit Suisse First Boston LLC (“CSFB”) in its discretion, in order to avoid fractions) obtained by multiplying 2,325,000 Firm Securities in the case of the Company and the number of Firm Securities set forth opposite the name of such Selling Stockholder in Schedule A hereto, in the case of a Selling Stockholder, in each case by a fraction the numerator of which is the number of Firm Securities set forth opposite the name of such Underwriter in Schedule B hereto and the denominator of which is the total number of Firm Securities.

Certificates in negotiable form for the Offered Securities to be sold by the Selling Stockholders hereunder have been placed in custody, for delivery under this Agreement, under the Custody Agreement dated April 29, 2004 (the “Custody Agreement”) made with The Bank of New York, as custodian (“Custodian”). Each Selling Stockholder agrees that the shares represented by the certificates held in custody for the Selling Stockholders under the Custody Agreement are subject to the interests of the Underwriters hereunder, that the arrangements made by the Selling Stockholders for such custody are to that extent irrevocable, and that the obligations of the Selling Stockholders hereunder shall not be terminated by operation of law, whether by the death of any individual Selling Stockholder or the occurrence of any other event, or in the case of a trust, by the death of any trustee or trustees or the termination of such trust. If any individual Selling Stockholder or any such trustee or trustees should die, or if any other such event should occur, or if any of such trusts should terminate, before the delivery of the Offered Securities hereunder, certificates for such Offered Securities shall be delivered by the Custodian in accordance with the terms and conditions of this Agreement as if such death or other event or termination had not occurred, regardless of whether or not the Custodian shall have received notice of such death or other event or termination.

The Company and the Custodian will deliver the Firm Securities to the Representatives for the accounts of the Underwriters, against payment of the purchase price in federal (same day) funds by official bank check or checks or wire transfer to an account at a bank acceptable to CSFB drawn to the order of the Company in the case of 2,325,000 shares of Firm Securities and to the order the Custodian of in the case of 775,000 shares of Firm Securities, at the office of Shearman & Sterling LLP, 599 Lexington Avenue, New York, New York 10022, at 9:00 A.M., New York time, on May 5, 2004, or at such other time not later than seven full business days thereafter as CSFB and the Company determine, such time being herein referred to as the “First Closing Date”. For purposes of Rule 15c6-1 under the Securities Exchange Act, the First Closing Date (if later than the otherwise applicable settlement date) shall be the settlement date for payment of funds and delivery of securities for all the Offered

Securities sold pursuant to the offering. The certificates for the Firm Securities so to be delivered will be in definitive form, in such denominations and registered in such names as CSFB requests and will be made available for checking and packaging at the above office of Shearman & Sterling LLP at least 24 hours prior to the First Closing Date.

In addition, upon written notice from CSFB given to the Company and the Selling Stockholders from time to time not more than 30 days subsequent to the date of the Prospectus, the Underwriters may purchase all or less than all of the Optional Securities at the purchase price per Security to be paid for the Firm Securities. The Company and the Selling Stockholders agree, severally and not jointly, to sell to the Underwriters (i) in the event the Underwriters purchase all of the Optional Securities, 175,000 Optional Securities in the case of the Company and the number of shares set forth opposite the names of such Selling Stockholders in Schedule A hereto under the caption “Number of Optional Securities to be Sold” in the case of the Selling Stockholders and (ii) in the event the Underwriters purchase less than all of the Optional Securities, the respective numbers of Optional Securities as determined by the Company at its discretion up to 175,000 Optional Securities in the case of the Company and up to the number of shares set forth opposite the names of such Selling Stockholders in Schedule A hereto under the caption “Number of Optional Securities to be Sold” in the case of the Selling Stockholders. Such Optional Securities shall be purchased from the Company and each Selling Stockholder for the account of each Underwriter in the same proportion as the number of Firm Securities set forth opposite such Underwriter’s name bears to the total number of Firm Securities (subject to adjustment by CSFB to eliminate fractions) and may be purchased by the Underwriters only for the purpose of covering over-allotments made in connection with the sale of the Firm Securities. No Optional Securities shall be sold or delivered unless the Firm Securities previously have been, or simultaneously are, sold and delivered. The right to purchase the Optional Securities or any portion thereof may be exercised from time to time and to the extent not previously exercised may be surrendered and terminated at any time upon notice by CSFB to the Company and the Selling Stockholders.

Each time for the delivery of and payment for the Optional Securities, being herein referred to as an “Optional Closing Date”, which may be the First Closing Date (the First Closing Date and each Optional Closing Date, if any, being sometimes referred to as a “Closing Date”), shall be determined by CSFB but shall be not later than five full business days after written notice of election to purchase Optional Securities is given. The Company and the Custodian will deliver the Optional Securities being purchased on each Optional Closing Date to the Representatives for the accounts of the several Underwriters, against payment of the purchase price therefor in Federal (same day) funds by official bank check or checks or wire transfer to an account at a bank acceptable to CSFB drawn to the order of the Company in the case of 175,000 shares of Optional Securities and to the order of the Custodian in the case of 225,000 shares of Optional Securities, at the above office of Shearman & Sterling LLP. The certificates for the Optional Securities being purchased on each Optional Closing Date will be in definitive form, in such denominations and registered in such names as CSFB requests upon reasonable notice prior to such Optional Closing Date and will be made available for checking and packaging at the above office of Shearman & Sterling LLP at a reasonable time in advance of such Optional Closing Date.

4. Offering by Underwriters. It is understood that the several Underwriters propose to offer the Offered Securities for sale to the public as set forth in the Prospectus.

5. Certain Agreements of the Company and the Selling Stockholders. The Company agrees with the several Underwriters and the Selling Stockholders that:

(a) The Company will file the Prospectus with the Commission pursuant to and in accordance with subparagraph (1) or (2) (as consented to by CSFB) of Rule 424(b) not later than the second business day following the execution and delivery of this Agreement (or, if applicable and if consented to by CSFB, subparagraph (4) or (5)).

The Company will advise CSFB promptly of any such filing pursuant to Rule 424(b). If an additional registration statement is necessary to register a portion of the Offered Securities under the Securities Act but the Effective Time thereof has not occurred as of such execution and delivery, the Company will file the additional registration statement or, if filed, will file a post-effective amendment thereto with the Commission pursuant to and in accordance with Rule 462(b) on or prior to 10:00 P.M., New York time, on the date of this Agreement or, if earlier, on or prior to the time the Prospectus is printed and distributed to any Underwriter, or will make such filing at such later date as shall have been consented to by CSFB.

(b) The Company will advise CSFB promptly of any proposal to amend or supplement the initial or any additional registration statement as filed or the related prospectus or the Initial Registration Statement, the Additional Registration Statement (if any) or the Prospectus and will not effect such amendment or supplementation without CSFB’s consent; and the Company will also advise CSFB promptly of the effectiveness of each Registration Statement (if its Effective Time is subsequent to the execution and delivery of this Agreement) and of any amendment or supplementation of a Registration Statement or the Prospectus and of the institution by the Commission of any stop order proceedings in respect of a Registration Statement and will use its best efforts to prevent the issuance of any such stop order and to obtain as soon as possible its lifting, if issued.

(c) If, at any time when a prospectus relating to the Offered Securities is required to be delivered under the Securities Act in connection with sales by any Underwriter or dealer, any event occurs as a result of which the Prospectus as then amended or supplemented would include an untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, or if it is necessary at any time to amend the Prospectus to comply with the Securities Act, the Company will promptly notify CSFB of such event and will promptly prepare and file with the Commission, at its own expense, an amendment or supplement which will correct such statement or omission or an amendment which will effect such compliance. Neither CSFB’s consent to, nor the Underwriters’ delivery of, any such amendment or supplement shall constitute a waiver of any of the conditions set forth in Section 6.

(d) As soon as practicable, but not later than the date an Annual Report or Form 10-K is required to be filed under the Securities Exchange Act, the Company will make generally available to its securityholders an earnings statement covering a period of at least 12 months beginning after the date of the Company’s most recent Annual Report or Form 10-K filed with the Commission prior to the date of this Agreement, which will satisfy the provisions of Section 11(a) of the Securities Act.

(e) The Company will furnish to the Representatives copies of each Registration Statement (two of which will be signed and will include all exhibits), each related preliminary prospectus, and, so long as a prospectus relating to the Offered Securities is required to be delivered under the Securities Act in connection with sales by any Underwriter or dealer, the Prospectus and all amendments and supplements to such documents, in each case in such quantities as CSFB requests. The Prospectus shall be so furnished on or prior to 3:00 P.M., New York time, on the business day following the execution and delivery of this Agreement. All other such documents shall be so furnished as soon as available. The Company and the Selling Stockholders will pay the expenses of printing and distributing to the Underwriters all such documents.

(f) The Company will arrange for the qualification of the Offered Securities for sale under the laws of such jurisdictions as CSFB designates and will continue such qualifications in effect so long as required for the distribution.

(g) For a period of 90 days after the date of the initial public offering of the Offered Securities, the Company will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, or file with the Commission a registration statement under the Securities Act relating to, any additional shares of its Securities or securities convertible into or exchangeable or exercisable for any shares of its Securities, or publicly disclose the intention to make any such offer, sale, pledge, disposition or filing, without the prior written consent of CSFB, except (i) the delivery by the Company of the Securities upon the exercise of stock options outstanding on the date hereof or the conversion of Class B common stock, $.01 par value per share, of the Company to the Securities pursuant to the Company’s certificate of incorporation, (ii) the grant by the Company of additional stock options under plans existing and in effect on the date hereof and (iii) issuances of the Securities in connection with an acquisition not to exceed 20% of the number of outstanding Securities after the consummation of such acquisition.

(h) The Company and each Selling Stockholder agree with the several Underwriters that the Company and such Selling Stockholder will pay all expenses incident to the performance of the obligations of the Company and such Selling Stockholder, as the case may be, under this Agreement, for any filing fees and other expenses (including fees and disbursements of counsel) in connection with qualification of the Offered Securities for sale under the laws of such jurisdictions as CSFB designates and the printing of memoranda relating thereto, for the filing fee incident to the review by the National Association of Securities Dealers, Inc. of the Offered Securities, for any transfer taxes on the sale by the Selling Stockholders of the Offered Securities to the Underwriters and for expenses incurred in distributing preliminary prospectuses and the Prospectus (including any amendments and supplements thereto) to the Underwriters.

(i) Each Selling Stockholder agrees, for a period of 90 days after the date of the initial public offering of the Offered Securities, not to offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any additional shares of the Securities of the Company or securities convertible into or exchangeable or exercisable for any shares of Securities, enter into a transaction which would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of the Securities, whether any such aforementioned transaction is to be settled by delivery of the Securities or such other securities, in cash or otherwise, or publicly disclose the intention to make any such offer, sale, pledge or disposition, or enter into any such transaction, swap, hedge or other arrangement, without, in each case, the prior written consent of CSFB and Deutsche Bank Securities Inc., except (i) a transfer of Securities or Class B common stock of the Company to a family member or trust or as a bona fide gift to charitable organizations, provided the transferee agrees to be bound in writing by the terms of the foregoing restrictions prior to such transfer and (ii) with respect to Edward G. Atsinger, the Atsinger Family 2003 Trust and Edward G. Atsinger III Trust only, the pledge to Citigroup Global Markets Inc. of 3,250,452 shares of Securities owned by them pursuant to the Loan Agreement, dated as of January 22, 2004, by and among Citigroup Global Markets Inc. and Edward G. Atsinger as trustee of the Edward G. Atsinger III Trust.

6. Conditions of the Obligations of the Underwriters. The obligations of the several Underwriters to purchase and pay for the Firm Securities on the First Closing Date and the Optional Securities to be purchased on each Optional Closing Date will be subject to the accuracy of the representations and warranties on the part of the Company and the Selling Stockholders herein, to the accuracy of the statements of Company officers made pursuant to the provisions hereof, to the performance by the Company and the Selling Stockholders of their obligations hereunder and to the following additional conditions precedent:

(a) The Representatives shall have received a letter, dated the date of delivery thereof (which shall be on or prior to the date of this Agreement), of Ernst & Young LLP confirming that they are independent auditors within the meaning of the Securities Act and the applicable published Rules and Regulations thereunder and stating to the effect that:

(i) in their opinion the financial statements and schedules examined by them and included in the Registration Statements comply as to form in all material respects with the applicable accounting requirements of the Securities Act and the related published Rules and Regulations;

(ii) they have performed the procedures specified by the American Institute of Certified Public Accountants for a review of interim financial information as described in Statement of Auditing Standards No. 100, Interim Financial Information, on the unaudited financial statements for the three-months ended March 31, 2003 included in the Prospectus Supplement and in the Exchange Act Reports;

(iii) they have read the unaudited financial statements for the three-months ended March 31, 2004 included in the Prospectus Supplement and inquired of certain officials of the Company who have responsibility for financial and accounting matters whether the unaudited financial statements are in conformity with generally accepted accounting principles applied on a basis substantially consistent with that of the audited consolidated financial statements incorporated by reference in the Prospectus Supplement;

(iv) on the basis of the review referred to in clause (ii) above, and inquiries of officials of the Company who have responsibility for financial and accounting matters and other specified procedures, nothing came to their attention that caused them to believe that:

(A) the March 31, 2003 unaudited financial statements included in the Prospectus Supplement or in the Exchange Act Reports do not comply as to form in all material respects with the applicable accounting requirements of the Securities Act and the related published Rules and Regulations or any material modifications should be made to such unaudited financial statements for them to be in conformity with the United States generally accepted accounting principles;

(B) at the date of the latest available balance sheet read by such accountants, or at a subsequent specified date not more than three business days prior to the date of this Agreement, there was any change in the capital stock or any increase in long-term debt of the Company and its consolidated subsidiaries or, at the date of the latest available balance sheet read by such accountants, there was any decrease in consolidated net current assets or stockholders’ equity, as compared with amounts shown on the latest balance sheet included in the Prospectus; or

(C) for the period from the closing date of the latest income statement included in the Prospectus to the closing date of the latest available income statement read by such accountants there were any decreases, as compared with the corresponding period of the previous year and with the period of corresponding length ended the date of the latest income statement included in the Prospectus, in consolidated net revenues, operating income and total or per share amounts of net income or increase in net loss;

except in all cases set forth in clauses (B) and (C) above for changes, increases or decreases which the Prospectus discloses have occurred or may occur or which are described in such letter; and

(v) they have compared specified dollar amounts (or percentages derived from such dollar amounts) and other financial information contained in the Registration Statements and the Exchange Act Reports (in each case to the extent that such dollar amounts, percentages and other financial information are derived from the general accounting records of the Company and its subsidiaries subject to the internal controls of the Company’s accounting system or are derived directly from such records by analysis or computation) with the results obtained from inquiries, a reading of such general accounting records and other procedures specified in such letter and have found such dollar amounts, percentages and other financial information to be in agreement with such results, except as otherwise specified in such letter.

For purposes of this subsection, (i) if the Effective Time of the Additional Registration Statement is subsequent to the execution and delivery of this Agreement, “Registration Statements” shall mean the Initial Registration Statement and the additional registration statement as proposed to be filed or as proposed to be amended by the post-effective amendment to be filed shortly prior to its Effective Time, and (ii) “Prospectus” shall mean the prospectus included in the Registration Statements. All financial statements and schedules included in material incorporated by reference into the Prospectus shall be deemed included in the Registration Statements for purposes of this subsection.

(b) If the Effective Time of the Additional Registration Statement (if any) is not prior to the execution and delivery of this Agreement, such Effective Time shall have occurred not later than 10:00 P.M., New York time, on the date of this Agreement or, if earlier, the time the Prospectus is printed and distributed to any Underwriter, or shall have occurred at such later date as shall have been consented to by CSFB. If the Effective Time of the Initial Registration Statement is prior to the execution and delivery of this Agreement, the Prospectus shall have been filed with the Commission in accordance with the Rules and Regulations and Section 5(a) of this Agreement. Prior to the Closing Date, no stop order suspending the effectiveness of a Registration Statement shall have been issued and no proceedings for that purpose shall have been instituted or, to the knowledge of any Selling Stockholder, the Company or the Representatives, shall be contemplated by the Commission.

(c) Subsequent to the execution and delivery of this Agreement, there shall not have occurred (i) any change, or any development or event involving a prospective change, in the condition (financial or other), business, properties or results of operations of the Company and its subsidiaries taken as one enterprise, which, in the judgment of a majority in interest of the Underwriters, including the Representatives, is material and adverse and makes it impractical or inadvisable to proceed with completion of the public offering or the sale of and payment for the Offered Securities; (ii) any downgrading in the rating of any debt securities of the Company or Salem Communications Holding Corporation, a Delaware corporation and wholly-owned subsidiary of the Company (“Holding”), by any “nationally recognized statistical rating organization” (as defined for purposes of Rule 436(g) under the Securities Act), or any public announcement that any such organization has under surveillance or review its rating of any debt securities of the Company or Holding (other than an announcement with positive implications of a possible upgrading, and no implication of a possible downgrading, of such rating) or any announcement that the Company or Holding has been placed on negative outlook; (iii) any change in U.S. or international financial, political or economic conditions or currency exchange rates or exchange controls as would, in the judgment of a majority in interest of the Underwriters including the Representatives, be likely to prejudice materially the success of the proposed issue, sale or distribution of the Offered Securities, whether in the primary market or in respect of dealings in the secondary market; (iv) any material suspension or material limitation of trading in securities generally on the New York Stock Exchange, or any setting of minimum prices for trading on such exchange; (v) any suspension of trading of any securities of the Company on any exchange or in the over-the-counter market; (vi) any banking moratorium declared by U.S. Federal New York authorities; (vii) any major disruption of settlements of securities or clearance services in the United States; or (viii) any attack on, outbreak or escalation of hostilities or act of terrorism involving the United States, any declaration of war by Congress or any other national or international calamity or emergency if, in the judgment of a majority in interest of the Underwriters, including the Representatives, the effect of any such attack, outbreak, escalation, act, declaration, calamity or emergency makes it impractical or inadvisable to proceed with completion of the public offering or the sale of and payment for the Offered Securities.

(d) The Representatives shall have received an opinion, dated such Closing Date, of Jonathan L. Block, Esq., Vice President, General Counsel and Secretary for the Company, to the effect that:

(i) The Company has been duly incorporated, is validly existing, and is in good standing under the laws of the State of Delaware, with corporate power and authority to own its properties and conduct its business as described in the Prospectus; and the Company is duly qualified to do business as a foreign corporation in good standing in all other jurisdictions in which its ownership or lease of property or the conduct of its business requires such qualification, except where the failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect.

(ii) Each subsidiary of the Company has been duly incorporated or organized, is validly existing and is in good standing under the laws of the jurisdiction of its incorporation or formation, with power and authority (corporate and other) to own its properties and conduct its business as described in the Prospectus; and, to such counsel’s knowledge, each subsidiary of the Company is duly qualified to do business as a foreign corporation, limited partnership or limited liability company, as applicable, in good standing in all other jurisdictions in which its ownership or lease of property or the conduct of its business requires such qualification, except where the failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect; all of the issued and outstanding capital stock, membership interests or limited partnership interests of each subsidiary of the Company has been duly authorized and validly issued and is fully paid and nonassessable and were not issued in violation of any preemptive or similar rights; and the capital stock of each subsidiary owned by the Company, directly or through subsidiaries, is owned free from liens, encumbrances and defects, except as set forth in the Prospectus.

(iii) The Company has the authorized, issued and outstanding capital stock set forth in the Prospectus (except for issuances of the Securities subsequent to March 31, 2004 pursuant to stock option exercises under plans existing on such date). All of the outstanding shares of capital stock of the Company have been duly authorized and validly issued and are fully paid and nonassessable and were not issued in violation of any preemptive or similar rights.

(iv) The Company has all requisite corporate power and authority to execute, deliver and perform each of its obligations under this Agreement; this Agreement has been duly and validly authorized by the Company; and this Agreement has been duly executed and delivered by the Company.

(v) Except as set forth in the Prospectus, (A) no options, warrants or other rights to purchase from the Company or any of its subsidiaries shares of capital stock or ownership interests in the Company or any of its subsidiaries are outstanding (other than as granted under the Company’s 1999 Stock Incentive Plan) and (B) no agreements or other obligations to issue, or other rights to convert, any obligation into, or exchange any securities for, shares of capital stock or ownership interests in the Company or any of its subsidiaries are outstanding.

(vi) No legal or governmental proceedings are pending (other than, after due inquiry of the members of the Company’s legal department and other employees of the Company as appropriate, those proceedings that have not been notified to the Company’s legal department and are not otherwise known to the Company’s legal department) or, to such counsel’s knowledge, threatened to which any of the Company or its subsidiaries is a party or to which the property or assets of the Company or any of its subsidiaries is subject which could reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect, or which seeks to restrain, enjoin, prevent the consummation of or otherwise challenge the issuance or sale of the Offered Securities to be sold under this Agreement or the consummation of the other transactions described in the Prospectus under the caption “Use of Proceeds.”

(vii) None of the Company or its subsidiaries is (i) in violation of its certificate of incorporation or bylaws (or similar organizational document), (ii) to such counsel’s knowledge, in breach or violation of any statute, judgment, decree, order, rule or regulation applicable to any of them or any of their respective properties or assets, except for any such breach or violation which would not, individually or in the aggregate, have a Material Adverse Effect, or (iii) in breach or default under (nor has any event occurred which, with notice or passage of time or both, would constitute a default under) or in violation of any of the terms or provisions of any Contract to which it is a party, except for any such breach, default, violation or event which would not, individually or in the aggregate, have a Material Adverse Effect.

(viii) The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not constitute or result in a breach or a default under (or an event which with notice or passage of time or both would constitute a default under) or violation of any of (i) the terms or provisions of any Contract, except for any such breach, violation, default or event which would not, individually or in the aggregate, have a Material Adverse Effect, (ii) the certificate of incorporation or bylaws (or similar organizational document) of the Company or any of its subsidiaries, or (iii) (assuming compliance with all applicable state securities or “Blue Sky” laws) any statute, judgment, decree, order, rule or regulation known to such counsel to be applicable to the Company or any of its subsidiaries or any of their respective properties or assets, except for any such breach or violation which would not, individually or in the aggregate, have a Material Adverse Effect.

(ix) To the best of such counsel’s knowledge, the Company and its subsidiaries own or possess adequate licenses or other rights to use all patents, trademarks, service marks, trade names, copyrights and know-how necessary to conduct the businesses now or proposed to be operated by them as described in the Prospectus, and none of the Company or its subsidiaries has received any notice of infringement of or conflict with asserted rights of others with respect to any patents, trademarks, service marks, trade names, copyrights or know-how which, if such assertion of infringement or conflict were sustained, could have a Material Adverse Effect.

(x) Each of the Company and its subsidiaries possesses such valid and current certificates, authorizations, permits or licenses issued by the appropriate federal or foreign regulatory agencies or bodies necessary to conduct their respective businesses as set forth in the Prospectus, except where the failure to possess such certificates, authorizations, permits or licenses would not, individually or in the aggregate, have a Material Adverse Effect, and neither the Company nor any of its subsidiaries has received any notice of proceedings relating to the revocation or modification of, or non-compliance with, any such certificate, authorization, permit or license which, individually or in the aggregate, if the subject of an unfavorable decision, ruling or finding, could have a Material Adverse Effect. Such counsel expresses no opinion in this paragraph regarding matters relating to any FCC licenses, including the adequacy or scope of FCC licenses issued to the Company and its subsidiaries.

(e) The Underwriters shall have received an opinion, dated such Closing Date, of Gibson, Dunn & Crutcher LLP, counsel for the Company, to the effect that

(i) The Company is validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own its properties and to conduct its business as described in the Prospectus and the Exchange Act Reports. The Company has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement.

(ii) The execution and delivery by the Company of this Agreement and the performance of its obligations hereunder have been duly authorized by all necessary corporate action. This Agreement has been duly executed and delivered by the Company.

(iii) The Offered Securities delivered on such Closing Date have been duly authorized and validly issued, are fully paid and nonassessable and conform to the description thereof contained in the Prospectus; and, to such counsel’s knowledge, the stockholders of the Company have no preemptive rights with respect to the Securities.

(iv) The issuance of the Offered Securities and the execution, delivery and performance by the Company of this Agreement do not and will not:

(A) violate (x) the certificate of incorporation or bylaws (or similar organizational documents) of the Company or any of its subsidiaries, incorporated or formed in Delaware or California, or (y) based solely upon review of the orders, judgments or decrees identified to such counsel in a certificate of the Company, executed by the officers of the Company (the “Officers’ Certificate”), as constituting all orders, judgments or decrees binding on the Company or such subsidiaries, material to the business of the Company and its subsidiaries, taken as a whole, which are listed in Part I of Schedule D hereto, any order, judgment or decree of any court or other agency of government binding on the Company or such subsidiaries, or

(B) based solely upon review of the documents identified to such counsel in the Officers’ Certificates constituting all material contracts of the Company and its Subsidiaries, which are listed in Part II of Schedule D hereto (each a “Material Contract”) (except for employment agreements, stock option plans, stock election plans, stock incentive plans, officer and director indemnification agreements and deferred compensation plans, all of which such counsel are permitted to exclude from “Material Contracts” for this purpose), (x) result in a breach of the terms of any Material Contract, or (y) result in or require the creation or imposition of any lien or encumbrance upon any assets of the Company or its Subsidiaries under the laws of the States of California or New York or the Delaware General Corporation Law or any Material Contract, in each case except where such violation, result or requirement would not have, individually or in the aggregate, a Material Adverse Effect.

(v) The issuance of the Offered Securities and the execution, delivery and performance by the Company of this Agreement do not and will not violate, or require any filing with or approval or consent of any governmental authority or regulatory body of the States of California or New York or the United States of America under, any law or regulation of the States of California or New York or the United States of America applicable to the Company that, in such counsel’s experience, is generally applicable to transactions in the nature of those contemplated by this Agreement, or the Delaware General Corporation Law, except for (A) such filings or approvals as already have been obtained or (B) for any such violations that would not have, individually or in the aggregate, a Material Adverse Effect. Such counsel is expressing no opinion in this paragraph regarding any federal or state securities or Blue Sky laws or as to FCC and state licensing matters.

(vi) The Company is not, and after giving effect to the offering and sale of the Offered Securities and the application of the proceeds thereof as described in the Prospectus will be, required to be registered as an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

(vii) The statements included in the Prospectus under the caption “Description of Capital Stock” to the extent such statements purport to describe specific provisions of the Company’s certificate of incorporation or bylaws, the Delaware General Corporation Law, such statements present in all material respects an accurate summary of such provisions.

(viii) The statements included in the Prospectus under the caption “Certain United States Federal Income and Estate Tax Consequences to Non-U.S. Holders,” to the extent such statements purport to describe specific provisions of the Internal Revenue Code, such statements present in all material respects an accurate summary of such provisions.

(ix) The Initial Registration Statement was declared effective under the Securities Act as of the date and time specified in such opinion, the Additional Registration Statement (if any) was filed and became effective under the Securities Act as of the date and time (if determinable) specified in such opinion, the Prospectus either was filed with the Commission pursuant to the subparagraph of Rule 424(b) specified in such opinion on the date specified therein or was included in the Initial Registration Statement or the Additional Registration Statement (as the case may be), and, to the best of the knowledge of such counsel, no stop order suspending the effectiveness of a Registration Statement or any part thereof has been issued and no proceedings for that purpose have been instituted or are pending or contemplated under the Securities Act, and each Registration Statement and the Prospectus, and each amendment or supplement thereto, as of their respective effective or issue dates, complied as to form in all material respects with the requirements of the Securities Act and the Rules and Regulations and the Exchange Act.

No facts have come to the attention of such counsel which causes such counsel to believe that the Prospectus as of the date hereof and as of such Closing Date, contained any untrue statement of a material fact or omitted to state any material fact necessary to make the statements therein in the light of the circumstances under which they were made, not misleading; it being understood that such counsel need express no opinion as to the financial statements and schedules or other financial data or statistical information derived from financial data contained in the Prospectus.

(f) The Underwriters shall have received an opinion, dated such Closing Date, of Fletcher, Heald & Hildreth PLC, regulatory counsel for the Company and the Subsidiaries, that:

(i) No prior registration or filing with, or authorization, approval, consent, license, order, qualification or decree, of any court or government authority or agency is necessary or required under the Communications Act of 1934, as amended, and the rules, regulations, administrative orders, interpretations, policies, and published opinions of the Federal Communications Commission (collectively, the “Federal Communications Laws”) in connection with the authorization, execution and delivery by the Company of this Agreement or for the offering, issuance, sale or delivery of the Securities.

(ii) Except as described in the Prospectus, the Company and its subsidiaries hold all necessary authorizations, approvals, consents, orders, licenses, certificates and permits issued by the FCC to own and to operate their respective radio broadcast stations as identified in an exhibit to such opinion (all such held FCC authorizations, approvals, consents, orders, licenses, certificates and permits, collectively, “FCC Licenses”).

(iii) The FCC Licenses are in full force and effect for the maximum license term customarily issued, with no material conditions, restrictions or qualifications other than as set forth on the face of the authorizations evidencing the FCC Licenses or as described in the Prospectus.

(iv) To the best of such counsel’s knowledge, neither the Company nor any of its subsidiaries is in violation of, or in default under, the Federal Communications Laws, except as would not, singly or in the aggregate, result in a Material Adverse Effect.

(v) To the best of our knowledge:

(A) there is no unsatisfied adverse FCC order, decree or ruling outstanding against the Company or any of its subsidiaries, and

(B) there is no proceeding, complaint or investigation against the Company or any of its subsidiaries or in respect of any of the FCC Licenses pending or threatened before the FCC nor is there any rulemaking proceeding except such proceedings involving the AM and/or FM radio broadcasting industries generally, and

(C) no action, suit, proceeding or investigation is pending or threatened and no judgment, order, decree or ruling has been entered under the Federal Communications Laws, against the Company or any of its subsidiaries, that gives us any reason to believe that any of the FCC Licenses will be revoked or not renewed in the ordinary course.

The information in the Prospectus under the captions “Risk Factors” and “Federal Regulation of Radio Broadcasting” and in the 10-K Report for the year ended December 31, 2003 under the heading “Certain Factors Affecting Salem” which discusses government regulation of the broadcasting industry, only to the extent it constitutes matters of law, summaries of legal matters or legal conclusions, has been reviewed by us and is correct in all material respects and we have no reason to believe that such information in the Prospectus, on the date thereof or at the Closing Date, contained an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

(g) The Representatives shall have received the opinion contemplated in the Power of Attorney executed and delivered by each Selling Stockholder and an opinion, dated such Closing Date, of Greenberg Traurig, LLP, counsel for the Selling Stockholders, substantially to the effect that:

(i) No consent, approval, authorization or order of, or filing with, any governmental agency or body is required to be obtained or made by any Selling Stockholder for the consummation of the transactions contemplated by the Custody Agreement or this Agreement in connection with the sale of the Offered Securities sold by the Selling Stockholders, except (i) such as have been obtained and made under the Securities Act and such as may be required under state securities laws or (ii) for such consents, approvals, authorization, order or filings, the failure of which to obtain would not have a material adverse effect;

(ii) The execution, delivery and performance of the Custody Agreement and this Agreement and the consummation of the transactions therein and herein contemplated will not (i) result in a breach or violation of any of the terms and provisions of, or constitute a default under, any material agreement or instrument to which any Selling Stockholder is a party or by which any Selling Stockholder is bound or to which any of the properties of any Selling Stockholder is subject or (ii) result in a violation of any statute, rule, regulation or order of any governmental agency or body or any court having jurisdiction over any Selling Stockholder or its property;

(iii) The Power of Attorney and related Custody Agreement with respect to each Selling Stockholder has been duly authorized, executed and delivered by such Selling Stockholder and constitute valid and legally binding obligations of each such Selling Stockholder, enforceable in accordance with their terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles;

(iv) This Agreement has been duly authorized, executed and delivered by each Selling Stockholder;

(v) Immediately prior to the sale of the Offered Securities to be sold by each Selling Stockholder under this Agreement, each Selling Stockholder is the record owner of, and has full power and authority to hold, sell, transfer and deliver, the Offered Securities to be sold by such Selling Stockholder; and

(vi) Assuming that (i) the certificate or certificates representing the Offered Securities to be sold by each Selling Stockholder have been effectively indorsed in blank in accordance with NYUCC Article 8 and (ii) neither the Underwriters, nor the agents acquiring possession of such Offered Securities on their behalf, have notice of any adverse claim to such Offered Securities, then upon the Underwriters’ acquiring possession of such certificate or certificates for such Offered Securities (or the agent’s (other than a securities intermediary) acquiring possession of such certificate or certificates for such Offered Securities on the Underwriters’ behalf) and paying the purchase price therefor pursuant to this Agreement, each Underwriter will be a “protected purchaser” of such Offered Securities to be purchased by it (within the meaning of Section 8-303 of the NYUCC) and will acquire all rights in such Offered Securities that such Selling Stockholders had, or had the power to transfer, free of any adverse claim.

(h) The Representatives shall have received from Shearman & Sterling LLP, counsel for the Underwriters, such opinion or opinions, dated such Closing Date, with respect to the incorporation of the Company, the validity of the Offered Securities delivered on such Closing Date, the Registration Statements, the Prospectus and other related matters as the Representatives may require, and the Selling Stockholders and the Company shall have furnished to such counsel such documents as they request for the purpose of enabling them to pass upon such matters.

(i) The Representatives shall have received a certificate, dated such Closing Date, of the President or any Vice President and a principal financial or accounting officer of the Company in which such officers, to the best of their knowledge after reasonable investigation, shall state that: the representations and warranties of the Company in this Agreement are true and correct; the Company has complied with all agreements and satisfied all conditions on its part to be performed or satisfied hereunder at or prior to such Closing Date; no stop order suspending the effectiveness of any Registration Statement has been issued and no proceedings for that purpose have been instituted or are contemplated by the Commission; the Additional Registration Statement (if any) satisfying the requirements of subparagraphs (1) and (3) of Rule 462(b) was filed pursuant to Rule 462(b), including payment of the applicable filing fee in accordance with Rule 111(a) or (b) under the Securities Act, prior to the time the Prospectus was printed and distributed to any Underwriter; and, subsequent to the date of the most recent financial statements in the Prospectus, there has been no material adverse change, nor any development or event involving a prospective material adverse change, in the condition (financial or other), business, properties or results of operations of the Company and its subsidiaries taken as a whole except as set forth in the Prospectus or as described in such certificate.

(j) The Representatives shall have received a letter, dated such Closing Date, of Ernst & Young LLP meets the requirements of subsection (a) of this Section, except that the specified date referred to in such subsection will be a date not more than three days prior to such Closing Date for the purposes of this subsection.

(k) On or prior to the date of this Agreement, the Representatives shall have received lock-up letters from each of executive officers and directors of the Company and Nancy A. Epperson and Ted Atsinger.

(l) The Custodian will deliver to CSFB a letter stating that they will deliver to each Selling Stockholder a United States Treasury Department Form 1099 (or other applicable form or statement specified by the United States Treasury Department regulations in lieu thereof) on or before January 31 of the year following the date of this Agreement.

(m) The Representatives shall have received a letter, dated the date of this Agreement, from Citigroup Global Markets Inc., substantially in the form of Exhibit II hereto.

The Selling Stockholders and the Company will furnish the Representatives with such conformed copies of such opinions, certificates, letters and documents as the Representatives reasonably requests. CSFB may in its sole discretion waive on behalf of the Underwriters compliance with any conditions to the obligations of the Underwriters hereunder, whether in respect of an Optional Closing Date or otherwise.

7. Indemnification and Contribution. (a) The Company will indemnify and hold harmless each Underwriter, its partners, members, directors and officers and each person, if any who controls such Underwriter within the meaning of Section 15 of the Securities Act, against any losses, claims, damages or liabilities, joint or several, to which such Underwriter may become subject, under the Securities Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in any Registration Statement, the Prospectus, or any amendment or supplement thereto, or any related preliminary prospectus, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse each Underwriter for any legal or other expenses reasonably incurred by such Underwriter in connection with investigating or defending any such loss, claim, damage, liability or action as such expenses are incurred; provided, however, that the Company will not be liable in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon an untrue statement or alleged untrue statement in or omission or alleged omission from any of such documents in reliance upon and in conformity with written information furnished to the Company by any Underwriter through the Representatives specifically for use therein, it being understood and agreed that the only such information furnished by any Underwriter consists of the information described as such in subsection (c) below, and; provided, further, that with respect to any untrue statement or omission of a material fact made in any preliminary prospectus, the indemnity agreement contained in this Section 7(a) shall not inure to the benefit of any Underwriter or its affiliates from whom the person asserting any such loss, claim, damage or liability purchased the Offered Securities concerned, to the extent that any such loss, claim, damage or liability of such Underwriter or it affiliates occurs where (x) the Company had previously furnished copies of the Prospectus to such Underwriter, (y) the untrue statement or omission of a material fact contained in the preliminary prospectus was corrected in the subsequently supplied Prospectus and (z) there was not sent or given to such person, at or prior to the written confirmation of the initial resale of such Offered Securities to such person, a copy of the subsequently supplied Prospectus (other than any information incorporation by reference therein).

(b) The Selling Stockholders jointly and severally, will indemnify and hold harmless each Underwriter, its partners, members, directors and officers and each person who controls such Underwriter within the meaning of Section 15 of the Securities Act, against any losses, claims, damages or liabilities, joint or several, to which such person may become subject, under the Securities Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in any Registration Statement, the Prospectus, or any amendment or supplement thereto, or any related preliminary prospectus, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse each such indemnified person for any legal or other expenses reasonably incurred by such indemnified person in connection with investigating or defending any such loss, claim, damage, liability or action as such expenses are incurred; in each case to the extent, but only to the extent, that the untrue statement or alleged untrue statement or omission or alleged omission is based upon and in conformity with written information furnished to the Company by such Selling Stockholder specifically for use therein, it being understood and agreed that the only such information furnished to the Company by such Selling Stockholder consists of the name of such Selling Stockholder, the number of Offered Securities to be offered by such Selling Stockholder and the address and other information with respect to such Selling Stockholder (excluding any percentages) which appear under the captions “Selling Security Holders” and “Selling Stockholders” in the Prospectus and the prospectus supplement thereto, respectively, and; provided, further, that with respect to any untrue statement or omission of a material fact made in any preliminary prospectus, the indemnity agreement contained in this Section 7(a) shall not inure to the benefit of any Underwriter or its affiliates from whom the person asserting any such loss, claim, damage or liability purchased the Offered Securities concerned, to the extent that any such loss, claim, damage or liability of such Underwriter or it affiliates occurs where (x) the Company had previously furnished copies of the Prospectus to such Underwriter, (y) the untrue statement or omission of a material fact contained in the preliminary prospectus was corrected in the subsequently supplied Prospectus and (z) there was not sent or given to such person, at or prior to the written confirmation of the initial resale of such Offered Securities to such person, a copy of the subsequently supplied Prospectus (other than any information incorporation by reference therein). Notwithstanding the foregoing, the liability under this Section 7(b) of each Selling Stockholder shall be limited to an amount equal to the aggregate gross proceeds (before deducting underwriting discounts and commissions and expenses) to such Selling Stockholder from the sale of Offered Securities sold by such Selling Stockholder hereunder.

(c) Each Underwriter will severally and not jointly indemnify and hold harmless the Company, its directors and officers and each person, if any, who controls the Company within the meaning of Section 15 of the Securities Act, and each Selling Stockholder against any losses, claims, damages or liabilities to which the Company or such Selling Stockholder may become subject, under the Securities Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in any Registration Statement, the Prospectus, or any amendment or supplement thereto, or any related preliminary prospectus, or arise out of or are based upon the omission or the alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, in each case to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was made in reliance upon and in conformity with written information furnished to the Company by such Underwriter through the Representatives specifically for use therein, and will reimburse any legal or other expenses reasonably incurred by the Company and each Selling Stockholder in connection with investigating or defending any such loss, claim, damage, liability or action as such expenses are incurred, it being understood and agreed that the only such information furnished by any Underwriter consists of the following information in the Prospectus furnished on behalf of each Underwriter: the concession and reallowance figures appearing in the fourth paragraph under the caption “Underwriting” and the information contained in the tenth paragraph and related bullet points under the caption “Underwriting”; provided, however, that the Underwriters shall not be liable for any losses, claims, damages or liabilities arising out of or based upon the Company’s failure to perform its obligations under Section 5(a), (b) or (c) of this Agreement.

(d) Promptly after receipt by an indemnified party under this Section of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against an indemnifying party under subsection (a), (b) or (c) above, notify the indemnifying party of the commencement thereof; but the failure to notify the indemnifying party shall not relieve it from any liability that it may have under subsection (a), (b) or (c) above except to the extent that it has been materially prejudiced (through the forfeiture of substantive rights or defenses) by such failure; and provided further that the failure to notify the indemnifying party shall not relieve it from any liability that it may have to an indemnified party otherwise than under subsection (a), (b) or (c) above. In case any such action is brought against any indemnified party and it notifies an indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate therein and, to the extent that it may wish, jointly with any other indemnifying party similarly notified, to assume the defense thereof, with counsel satisfactory to such indemnified party (who shall not, except with the consent of the indemnified party, be counsel to the indemnifying party), and after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party will not be liable to such indemnified party under this Section for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation. No indemnifying party shall, without the prior written consent of the indemnified party, effect any settlement of any pending or threatened action in respect of which any indemnified party is or could have been a party and indemnity could have been sought hereunder by such indemnified party unless such (i) settlement includes an unconditional release of such indemnified party from all liability on any claims that are the subject matter of such action and (ii) does not include a statement as to, or an admission of, fault, culpability or a failure to act by or on behalf of an indemnified party.

(e) If the indemnification provided for in this Section is unavailable or insufficient to hold harmless an indemnified party under subsection (a), (b) or (c) above, then each indemnifying party shall contribute to the amount paid or payable by such indemnified party as a result of the losses, claims, damages or liabilities referred to in subsection (a), (b) or (c) above (i) in such proportion as is appropriate to reflect the relative benefits received by the Company and the Selling Stockholders on the one hand and the Underwriters on the other from the offering of the Securities or (ii) if the allocation provided by clause (i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of the Company and the Selling Stockholders on the one hand and the Underwriters on the other in connection with the statements or omissions which resulted in such losses, claims, damages or liabilities as well as any other relevant equitable considerations. The relative benefits received by the Company and the Selling Stockholders on the one hand and the Underwriters on the other shall be deemed to be in the same proportion as the total net proceeds from the offering (before deducting expenses) received by the Company and the Selling Stockholders bear to the total underwriting discounts and commissions received by the Underwriters. The relative fault shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company, the Selling Stockholders or the Underwriters and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such untrue statement or omission. The amount paid by an indemnified party as a result of the losses, claims, damages or liabilities referred to in the first sentence of this subsection (e) shall be deemed to include any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any action or claim which is the subject of this subsection (e). Notwithstanding the provisions of this subsection (e), no Underwriter shall be required to contribute any amount in excess of the amount by which the total price at which the Securities underwritten by it and distributed to the public were offered to the public exceeds the amount of any damages which such Underwriter has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. The Underwriters’ obligations in this subsection (e) to contribute are several in proportion to their respective underwriting obligations and not joint. Notwithstanding the foregoing, the liability under this subsection (e) of each Selling Stockholder shall be limited to an amount equal to (i) the aggregate gross proceeds (before deducting underwriting discounts and commissions and expenses) to such Selling Stockholder from the sale of Offered Securities sold by such Selling Stockholder hereunder less (ii) any amounts for which such Selling Stockholder is liable under Section 7(b) hereof.

(f) The obligations of the Company and the Selling Stockholders under this Section shall be in addition to any liability which the Company and the Selling Stockholders may otherwise have and shall extend, upon the same terms and conditions, to each person, if any, who controls any Underwriter within the meaning of the Securities Act; and the obligations of the Underwriters under this Section shall be in addition to any liability which the respective Underwriters may otherwise have and shall extend, upon the same terms and conditions, to each director of the Company, to each officer of the Company who has signed a Registration Statement and to each person, if any, who controls the Company within the meaning of the Securities Act.

8. Default of Underwriters. If any Underwriter or Underwriters default in their obligations to purchase Offered Securities hereunder on either the First or any Optional Closing Date and the aggregate number of shares of Offered Securities that such defaulting Underwriter or Underwriters agreed but failed to purchase does not exceed 10% of the total number of shares of Offered Securities that the Underwriters are obligated to purchase on such Closing Date, CSFB may make arrangements satisfactory to the Company and the Selling Stockholders for the purchase of such Offered Securities by other persons, including any of the Underwriters, but if no such arrangements are made by such Closing Date, the non-defaulting Underwriters shall be obligated severally, in proportion to their respective commitments hereunder, to purchase the Offered Securities that such defaulting Underwriters agreed but failed to purchase on such Closing Date. If any Underwriter or Underwriters so default and the aggregate number of shares of Offered Securities with respect to which such default or defaults occur exceeds 10% of the total number of shares of Offered Securities that the Underwriters are obligated to purchase on such Closing Date and arrangements satisfactory to CSFB, the Company and the Selling Stockholders for the purchase of such Offered Securities by other persons are not made within 36 hours after such default, this Agreement will terminate without liability on the part of any non-defaulting Underwriter, the Company or the Selling Stockholders, except as provided in Section 9 (provided that if such default occurs with respect to Optional Securities after the First Closing Date, this Agreement will not terminate as to the Firm Securities or any Optional Securities purchased prior to such termination). As used in this Agreement, the term “Underwriter” includes any person substituted for an Underwriter under this Section. Nothing herein will relieve a defaulting Underwriter from liability for its default.

9. Survival of Certain Representations and Obligations. The respective indemnities, agreements, representations, warranties and other statements of the Selling Stockholders, of the Company or its officers and of the several Underwriters set forth in or made pursuant to this Agreement will remain in full force and effect, regardless of any investigation, or statement as to the results thereof, made by or on behalf of any Underwriter, any Selling Stockholder, the Company or any of their respective representatives, officers or directors or any controlling person, and will survive delivery of and payment for the Offered Securities. If this Agreement is terminated pursuant to Section 8 or if for any reason the purchase of the Offered Securities by the Underwriters is not consummated, the Company and the Selling Stockholders shall remain responsible for the expenses to be paid or reimbursed by them pursuant to Section 5 and the respective obligations of the Company, the Selling Stockholders, and the Underwriters pursuant to Section 7 shall remain in effect, and if any Offered Securities have been purchased hereunder the representations and warranties in Section 2 and all obligations under Section 5 shall also remain in effect. If the purchase of the Offered Securities by the Underwriters is not consummated for any reason other than solely because of the termination of this Agreement pursuant to Section 8 or the occurrence of any event specified in clause (iii), (iv), (vi), (vii) or (viii) of Section 6(c), the Company and the Selling Stockholders will, jointly and severally, reimburse the Underwriters for all out-of-pocket expenses (including fees and disbursements of counsel) reasonably incurred by them in connection with the offering of the Offered Securities.

10. Notices. All communications hereunder will be in writing and, if sent to the Underwriters, will be mailed, delivered or faxed and confirmed to the Representatives, c/o at Credit Suisse First Boston LLC, Eleven Madison Avenue, New York, N.Y. 10010-3629, Attention: Transactions Advisory Group (fax: 212-743-1820), or, if sent to the Company, will be mailed, delivered or faxed and confirmed to it at Salem Communications Corporation, 4880, Santa Rosa Road, Camarillo, California, 93012, Attention: Jonathan L. Block, Esq. (fax: 805-384-4505), with a copy to Gibson, Dunn & Crutcher LLP, 4 Park Plaza, Suite 1800, Irvine, California 92614, Attention: Thomas D. Magill, Esq. (fax: 949-451-4220), or, if sent to the Selling Stockholders or any of them, will be mailed, delivered or faxed and confirmed to c/o Salem Communications Corporation, 4880, Santa Rosa Road, Camarillo, California, 93012, Attention: Jonathan L. Block, Esq. (fax: 805-384-4505); provided, however, that any notice to an Underwriter pursuant to Section 7 will be mailed, delivered or faxed and confirmed to such Underwriter.

11. Successors. This Agreement will inure to the benefit of and be binding upon the parties hereto and their respective personal representatives and successors and the officers and directors and controlling persons referred to in Section 7, and no other person will have any right or obligation hereunder.

12. Representation. The Representatives will act for the several Underwriters in connection with the transactions contemplated by this Agreement, and any action under this Agreement taken by the Representatives will be binding upon all the Underwriters. The Attorney-in-fact appointed by the Selling Stockholders will act for the Selling Stockholders in connection with such transactions, and any action under or in respect of this Agreement taken by the Attorney-in-fact will be binding upon all the Selling Stockholders.

13. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same Agreement.

14. Applicable Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to principles of conflicts of laws.

The Company hereby submits to the non-exclusive jurisdiction of the federal and state courts in the Borough of Manhattan in The City of New York in any suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby.

If the foregoing is in accordance with the Representatives’ understanding of our agreement, kindly sign and return to the Company one of the counterparts hereof, whereupon it will become a binding agreement among the Selling Stockholders, the Company and the several Underwriters in accordance with its terms.

Very truly yours,

Selling Stockholders

By:	/s/ Jonathan L. Block

Name: Jonathan L. Block Title: Attorney-in-fact

As Authorized Signatory for each of the Selling

Stockholders named in Schedule A hereto

SALEM COMMUNICATIONS CORPORATION

By:	/s/ David A.R. Evans

Name: David A.R. Evans Title: Executive Vice President and Chief Financial Officer

The foregoing Underwriting Agreement is hereby confirmed and accepted as of the date first above written.

CREDIT SUISSE FIRST BOSTON LLC

DEUTSCHE BANK SECURITIES INC.

UBS SECURITIES LLC

JEFFERIES & COMPANY, INC.

SUNTRUST CAPITAL MARKETS, INC.

Acting on behalf of themselves and as the

Representatives of the several Underwriters.

By CREDIT SUISSE FIRST BOSTON LLC

By:	/s/ KRISTIN ALLEN

Name: Kristin Allen Title: Managing Director

SCHEDULE A

Selling Stockholder	Number of Firm Securities to be Sold	Number of Optional Securities to be Sold
Stuart W. Epperson

1. Stuart and Nancy Epperson as trustees of the Epperson Family 2003 Trust	70,000	0

2. Stuart W. Epperson as trustee of Kathryn Epperson Fonville Trust u/d/t/ 3/31/99	55,000	0

3. Stuart W. Epperson as trustee of Stuart W. Epperson, Jr. Trust u/d/t/ 3/31/99	55,000	0

4. Stuart W. Epperson as trustee of Kristine J. Epperson McBride Trust u/d/t/ 3/31/99	55,000	0

5. Stuart W. Epperson as trustee of Karen Epperson Deneui Trust u/d/t/ 3/31/99	55,000	0

6. Stuart W. Epperson and Nancy A. Epperson as joint tenants	0	110,000

Edward G. Atsinger III

1. Edward G. Atsinger as trustee of the Atsinger Family 2003 Trust	120,000	0

2. Edward G. Atsinger as trustee of the Ted Atsinger Irrevocable Trust	85,000	0

3. Edward G. Atsinger as trustee of the Edward G. Atsinger III Trust	280,000	115,000

Total	775,000	225,000

SCHEDULE B

Underwriter	Number of Firm Securities to be Purchased
Credit Suisse First Boston LLC	1,131,500
Deutsche Bank Securities Inc.	775,000
UBS Securities LLC	465,000
Jefferies & Company, Inc.	387,500
SunTrust Capital Markets, Inc.	263,500
BNY Capital Markets, Inc.	62,000
Barrington Research Associates, Inc.	15,500

Total	3,100,000

1

SCHEDULE C

COMPANY SUBSIDIARIES

Name	Jurisdiction of Incorporation/Formation
ATEP RADIO, INC.	California
BISON MEDIA, INC.	Colorado
CARON BROADCASTING, INC.	Ohio
CCM COMMUNICATIONS, INC.	Tennessee
COMMON GROUND BROADCASTING, INC.	Oregon
GOLDEN GATE BROADCASTING COMPANY, INC.	California
INSPIRATION MEDIA, INC.	Washington
INSPIRATION MEDIA OF TEXAS, LLC	Texas
KINGDOM DIRECT, INC.	California
NEW ENGLAND CONTINENTAL MEDIA, INC.	Massachusetts
NEW INSPIRATION BROADCASTING COMPANY, INC.	California
NI ACQUISITION CORPORATION	California
ONEPLACE, LLC	Delaware
PENNSYLVANIA MEDIA ASSOCIATES, INC.	Pennsylvania
RADIO 1210, INC.	California
REACH SATELLITE NETWORK, INC.	Tennessee
SALEM COMMUNICATIONS ACQUISITION CORPORATION	Delaware
SALEM COMMUNICATIONS HOLDING CORPORATION	Delaware
SALEM MEDIA CORPORATION	New York
SALEM MEDIA OF COLORADO, INC.	Colorado
SALEM MEDIA OF GEORGIA, INC.	Delaware
SALEM MEDIA OF HAWAII, INC.	Delaware
SALEM MEDIA OF ILLINOIS, LLC	Delaware
SALEM MEDIA OF KENTUCKY, INC.	Kentucky
SALEM MEDIA OF NEW YORK, LLC	Delaware
SALEM MEDIA OF OHIO, INC.	Ohio
SALEM MEDIA OF OREGON, INC.	Oregon
SALEM MEDIA OF TEXAS, INC.	Texas
SALEM MEDIA OF VIRGINIA, INC.	Virginia
SALEM MUSIC NETWORK, INC.	Texas
SALEM RADIO NETWORK INCORPORATED	Delaware
SALEM RADIO OPERATIONS, LLC	Delaware
SALEM RADIO PROPERTIES, INC.	Delaware
SALEM RADIO REPRESENTATIVES, INC.	Texas
SALEM SATELLITE MEDIA, LLC	Delaware
SCA LICENSE CORPORATION	Delaware
SCA-PALO ALTO, LLC	Delaware
SOUTH TEXAS BROADCASTING, INC.	Texas
SRN NEWS NETWORK, INC.	Texas
VISTA BROADCASTING, INC.	California

2

SCHEDULE D

PART I.	Material Orders, Judgments and Decrees
None.
PART II.	Material Contracts
A. Credit Facility
1.

Fifth Amended and Restated Credit Agreement dated as of September 25, 2003, by and among Salem Communications Holding Corporation, Salem Communications Corporation, The Bank of New York, as Administrative Agent, General Electric Capital Corporation and SunTrust Bank, as Syndication Agents, Fleet National Bank and ING (U.S.) Capital LLC, as Documentation Agents, and the other lenders party thereto.

2.

Amended and Restated Security Agreement dated as of September 25, 2003, by and among Salem Communications Holding Corporation, Salem Communications Corporation, each of the other direct and indirect subsidiaries of Salem Communications Corporation, The Bank of New York, as Administrative Agent, and the other lenders party thereto.

3.

Amended and Restated Guarantee Agreement dated as of September 25, 2003, by and among Salem Communications Corporation, Salem Communications Holding Corporation, each of the other direct and indirect subsidiaries of Salem Communications Corporation, The Bank of New York, as Administrative Agent, and the other lenders party thereto.

B. 9% Senior Subordinated Notes due 2011
1.

Indenture, dated as of June 25, 2001, by and among Salem Communications Holding Corporation, the guarantors named therein and The Bank of New York, as Trustee, relating to the 9% Senior Subordinated Notes due 2011.

2.

Supplemental Indenture No. 1 to the Indenture dated as of June 25, 2001, dated as of December 23, 2002, by and among Salem Communications Holding Corporation, the guarantors named therein and The Bank of New York, as Trustee.

3.

Supplemental Indenture No. 2 to the Indenture dated as of June 25, 2001, dated as of June 12, 2003, by and among Salem Communications Holding Corporation, the guarantors named therein and The Bank of New York, as Trustee.

C. 7¾% Senior Subordinated Notes due 2010
1.

Indenture, dated as of December 23, 2002, by and among Salem Communications Holding Corporation, the guarantors named therein and The Bank of New York, as trustee, relating to the 7¾% Senior Subordinated Notes due 2010.

2.	Supplemental Indenture No. 1 to the Indenture dated as of December 23, 2002, dated as of December 16, 2002, by and among Salem Communications Holding Corporation, the guarantors named therein and The Bank of New York, as Trustee.

3.

Supplemental Indenture No. 2 to the Indenture dated as of December 23, 2002, dated as of June 12, 2003, by and among Salem Communications Holding Corporation, the guarantors named therein and The Bank of New York, as Trustee.

D. Other
1.	Management Services Agreement by and among Salem Communications Corporation and Salem Communications Holding Corporation, dated August 25, 2000.

EXHIBIT I

FORM OF LOCK-UP LETTER

[            ], 2004

Salem Communications Corporation

4880 Santo Rosa Road

Camarillo, California

CREDIT SUISSE FIRST BOSTON LLC

Deutsche Bank Securities Inc.

As Representatives of the Several Underwriters,

c/o Credit Suisse First Boston LLC,

Eleven Madison Avenue,

New York, N.Y. 10010-3629

Dear Sirs:

As an inducement to the Underwriters to execute the Underwriting Agreement by and among Salem Communications Corporation, certain selling stockholders named therein and Credit Suisse First Boston LLC, Deutsche Bank Securities Inc., UBS Securities LLC, Jefferies & Company, Inc. and SunTrust Capital Markets, Inc. (collectively, the “Underwriters”), pursuant to which an offering (the “Offering”) will be made that is intended to result in an orderly market for Class A common stock, $.01 par value per share (the “Securities”), of Salem Communications Corporation and any successor (by merger or otherwise) thereto (the “Company”), the undersigned hereby agrees that from the date hereof and until 90 days after the offering date set forth on the final prospectus used to sell the Securities (the “Public Offering Date”) pursuant to the Underwriting Agreement, to which you are or expect to become parties, the undersigned will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any shares of Class A common stock or Class B common stock of Salem Communications Corporation (together, the “Common Stock”), or securities convertible into or exchangeable or exercisable for any shares of Common Stock, or enter into any transaction which would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of Common Stock, whether any of these transactions is to be settled by delivery of Common Stock or such other securities, in cash or otherwise, or publicly disclose the intention to make any such offer, sale, pledge or disposition, or to enter into any such transaction, swap, hedge or other arrangement, without, in each case, the prior written consents of Credit Suisse First Boston LLC and Deutsche Bank Securities Inc., except pursuant to any written trading plan adopted pursuant to Rule 10b5-1 of the Securities Exchange Act of 1934, as amended. In addition, the undersigned agrees that, without the prior written consents of Credit Suisse First Boston LLC and Deutsche Bank Securities Inc., it will not, during the period commencing on the date hereof and ending 90 days after the Offering Date, make any demand for or exercise any right with respect to, the registration of any Common Stock or any security convertible into or exercisable or exchangeable for Common Stock.

Any Common Stock or Securities received upon exercise of options granted to the undersigned will also be subject to this letter agreement. Any Common Stock or Securities acquired by the undersigned in the open market will not be subject to this letter agreement. A transfer of Common Stock or Securities to a family member or trust or a transfer as a bona fide gift to charitable organizations may be made, provided the transferee agrees to be bound in writing by the terms of this letter agreement prior to such transfer.

In furtherance of the foregoing, the Company and its transfer agent and registrar are hereby authorized to decline to make any transfer of shares of Common Stock or Securities if such transfer would constitute a violation or breach of this letter agreement.

This letter agreement shall be binding on the undersigned and the successors, heirs, personal representatives and assigns of the undersigned. This letter agreement shall lapse and become null and void on the earliest to occur of (i) July 31, 2004 if the Public Offering Date shall not have occurred on or before such date, (ii) the termination of the Underwriting Agreement pursuant to Section 8 thereof and (iii) with respect to an independent director of the Company, if such independent director shall cease to be a director during the term of this letter agreement.

Very truly yours,

[Name of stockholder]

EXHIBIT II

FORM OF LETTER AGREEMENT

[            ], 2004

CREDIT SUISSE FIRST BOSTON LLC

Deutsche Bank Securities Inc.

As Representatives of the Several Underwriters,

c/o Credit Suisse First Boston LLC,

Eleven Madison Avenue,

New York, N.Y. 10010-3629

Salem Communications Corporation

Ladies and Gentlemen:

Reference is made to (i) the Underwriting Agreement, dated the date hereof, by and among Salem Communications Corporation, certain selling stockholders named therein and Credit Suisse First Boston LLC, Deutsche Bank Securities Inc., UBS Securities LLC, Jefferies & Company, Inc. and SunTrust Capital Markets, Inc. (collectively, the “Underwriters”), pursuant to which, among other things, Atsinger Family 2003 Trust and Edward G. Atsinger III Trust (together, the “Atsinger Trusts”) agreed to sell to the Underwriters 120,000 shares and 395,000 shares (collectively, the “Secondary Shares”), respectively, of Class A common stock, $.01 par value (the “Securities”), of Salem Communications Corporation (the “Company”) and (ii) the Loan Agreement, dated as of January 22, 2004 (“Loan Agreement”), by and among Citigroup Global Markets, Inc. (“Citigroup”) and Edward G. Atsinger as trustee of the Edward G. Atsinger III Trust (the “Trust”), pursuant to which the Trust has 3,250,452 shares of its Securities pledged as collateral for a loan of up to $14,000,000 from Citigroup to the Trust.

In connection with the sale of Secondary Shares by the Atsinger Trusts,

(1) Citigroup hereby represents to the Underwriters that the Secondary Shares have been released from the liens under the Loan Agreement and are free and clear from liens and other encumbrances thereunder; and

(2) Citigroup hereby agrees that for the benefit of the Underwriters, it will not make any sales, transfers or other dispositions of the Securities pledged to it under the Loan Agreement during the 90 days following the date of the Underwriting Agreement; provided, however, that the agreement set forth in this paragraph 2 will lapse on the earlier to occur of (i) July 31, 2004, if the sale of the Secondary Shares to the Underwriters has not occurred on or before such date, and (ii) the termination of the Underwriting Agreement pursuant to paragraph 8 thereof. Citigroup shall have an existing and continuous pledge against 2,855,452 shares of the Securities during the 90 day lock-up period and shall continue to have the right to sell the Securities as creditor in the case of a default under the Loan Agreement following the earlier of: (i) the lapse of the lock-up agreement (July 31, 2004) or (ii) the termination of the Underwriting Agreement pursuant to Section 8 thereof.

The execution of this letter agreement by Citigroup is a condition precedent to the Underwriters’ obligation to purchase the Secondary Shares under the Underwriting Agreement.

This letter agreement shall be binding upon and inure to the benefit of the Underwriters and their respective successors and permitted assigns. This letter agreement shall be governed by and construed in accordance with the laws of the State of New York.

CITIGROUP GLOBAL MARKETS, INC.

By: